EXHIBIT 11.3

CONSENT

I consent to the inclusion in this Annual Report on Form 1-K of Brazil Potash Corp. (this “Form 1-K”) of the disclosure derived from the technical report I prepared in accordance with NI 43-101, entitled “NI 43-101 Technical Report, Autazes Potash Project – Bankable Feasibility Study Report” dated April 22, 2016, which disclosure will be included and made part of this Form 1-K filed with the SEC. I also consent to the reference to my name within this Form 1-K.

Name: Dr. Henry Rauche

Title: Managing Director and CEO of ERCOSPLAN Ingenieurgesellschaft Geotechnik und Bergbau mbH

Signature: /s/ Henry Rauche

Dated: May 2, 2022